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                                                                    EXHIBIT 11.1



                             HARBINGER CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               Three Months Ended            Nine Months Ended
                                                                  September 30,                 September 30,
                                                          ----------------------------    ------------------------
                                                               1999            1998          1999          1998
                                                          -----------      -----------    ----------   -----------
Basic:

    Net income (loss) available to common
      shareholders .................................      $     7,728      $   (23,444)   $   15,346   $   (22,822)
                                                          ===========      ===========    ==========   ===========

    Weighted average number of common
      shares outstanding ...........................           38,607           42,163        38,986        41,691
                                                          ===========      ===========    ==========   ===========

    Basic earnings (loss) per share ................      $      0.20      $     (0.56)   $     0.39   $     (0.55)
                                                          ===========      ===========    ==========   ===========

Diluted :

    Net income (loss) available to common
      shareholders .................................      $     7,728      $   (23,444)   $   15,346   $   (22,822)
                                                          ===========      ===========    ==========   ===========

    Weighted average number of common
      shares outstanding ...........................           38,607           42,163        38,986        41,691

    Effect of potentially dilutive stock options and
      warrants                                                  2,205               --         1,435            --
                                                          -----------      -----------    ----------   -----------

    Weighted average number of common
      shares outstanding assuming dilution .........           40,812           42,163        40,421        41,691
                                                          ===========      ===========    ==========   ===========

    Diluted earnings (loss)  per share .............      $      0.19      $     (0.56)   $     0.38   $     (0.55)
                                                          ===========      ===========    ==========   ===========

Computational Note:

         In connection with the computation of diluted earnings per share for the quarter and nine months ended September 30, 1998, all common share equivalents have been excluded because their impact on the Company's net loss per share is antidilutive.